Ex. 99.1

MAM Software Group, Inc. to Begin Trading on the NASDAQ Capital Market

MAM Software Group, Inc. May 9, 2013(NASDAQ: MAMS) (the “Company” or “MAM Software Group”), a leading provider of business automation and ecommerce solutions for the automotive aftermarket, announced today that it has received confirmation that its application to list the Company’s common stock on the NASDAQ Capital Market has been approved by the NASDAQ Stock Market, a unit of the NASDAQ OMX Group. The Company’s common stock is expected to begin trading on the NASDAQ Capital Market effective Monday, May 13, 2013, under its current trading symbol “MAMS,” until which time its shares will continue to trade on the Over-the-Counter Bulletin Board.

Michael Jamieson, CEO of MAM Software Group, stated that “Up-listing to the NASDAQ Capital Market is a major milestone for our Company. We believe a NASDAQ listing will provide us greater visibility in the marketplace, help to expand our shareholder base, provide us improved liquidity and more efficiency in the trading of our common stock, better access to the capital markets to support the continued growth of our business, and ultimately contribute to increased shareholder value. As we continue work hard to drive value for our shareholders, build our core brand, and expand into new industry verticals, we believe that achievement of this milestone confirms our hard work to date and gives us additional momentum going forward.”

About MAM Software Group, Inc.

MAM Software Group, Inc. is a supplier of business and ERP supply chain management solutions to automotive parts manufacturers, distributors and retailers. MAM Software Group provides the automotive aftermarket with a combination of business management systems, information products, and online services that together deliver benefits for all parties involved in the timely repair of a vehicle. For further information, please visit http://www.mamsoftwaregroup.com/.

This press release contains forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the company's business including, increased competition; the ability of the company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company's filings with the Securities and Exchange Commission.

Contact: Charles F. Trapp, Executive Vice President and Chief Financial Officer 610-336-9045 ext. 240

Maple Park, Maple Court

Tankersley, S75 3DP UK

Tel : +44 (0) 1244 311794